Exhibit 4.02

AGREEMENT TO FURNISH CERTAIN DEBT AGREEMENTS

Upon request of the Securities and Exchange Commission we will provide the following debt agreements not filed herewith.

1. Agreement dated October 31, 2008 with SunTrust Bank for a demand note in the amount of $5.0 million.